Exhibit 99.1

BXP EXTENDS CEO’S EMPLOYMENT AGREEMENT
AND ANNOUNCES OUTPERFORMANCE PLAN FOR SENIOR LEADERSHIP TEAM

BOSTON, MA, December 22, 2025 – BXP, Inc. (NYSE: BXP), the largest publicly traded developer, owner, and manager of premier workplaces in the United States, announced today that it amended and restated its employment agreement with Owen D. Thomas, the current Chief Executive Officer and Chairman of the Board of Directors of BXP. Mr. Thomas’ new agreement is fundamentally the same as his previous agreement, and it is intended to more closely align the term of his employment with the multi-year, strategic action plan introduced at BXP’s Investor Day on September 8, 2025. Mr. Thomas’ agreement was scheduled to expire in December 2026, and the term of the new agreement covers the next four years, through December 31, 2029.
“The entire Board is delighted that Owen has agreed to extend his tenure as CEO for the next four years,” said Joel Klein, BXP’s lead independent director. “Owen’s vision, industry expertise, and proven execution make him the ideal leader to ensure continuity, drive our action plan forward, and guide BXP through its next phase of growth.”
In connection with the new employment agreement, BXP’s Board of Directors also approved the 2025 Outperformance Plan, or “OPP.” Under the OPP, BXP granted equity awards to Mr. Thomas and other members of BXP’s senior leadership team. The purpose of the new employment agreement and the OPP awards is to retain and incentivize key members of senior management and to maximize their alignment with the interests of BXP’s shareholders for the duration of the action plan. In light of this, the terms of the OPP awards do not provide for accelerated or continued vesting for any recipient, including Mr. Thomas, in connection with a qualified retirement.
“These equity awards strongly and directly link the compensation of our senior management team to the creation of shareholder value,” said Timothy Naughton, chairman of BXP’s Compensation Committee. “If our team achieves maximum performance under the plan, the estimated total value of the OPP awards will be approximately one percent of the aggregate incremental value realized by BXP’s shareholders.”
To earn any of the OPP awards, BXP’s dividend-adjusted common stock price must equal or exceed $90.00 per share for 20 consecutive trading days between the grant date, December 22, 2025, and the end of the performance period on December 22, 2029. This would represent an increase in stock price per share of approximately 30% from the grant date and would translate to recipients earning 12.5% of the maximum award. Each $4.00 increase in stock price performance above $90.00 will increase the percentage of the maximum award earned by 12.5%. To achieve maximum performance, BXP’s dividend-adjusted stock price must equal or exceed $118.00 for 20 consecutive trading days, representing an increase in stock price per share of approximately 70% from the grant date.

Mr. Thomas’ new employment agreement and the terms of the OPP awards are described in detail in BXP’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.
Impact on Guidance
BXP will account for the OPP awards under the graded vesting attribution method. Based on preliminary valuations, BXP expects to recognize an aggregate of approximately $32.1 million of OPP-related compensation expense over the full four-year performance period. When BXP announces its earnings guidance for full-year 2026, BXP expects it will include approximately $11.6 million, or $0.07 per share, of OPP-related compensation expense that it expects to recognize in 2026. There can be no assurance that the actual incremental compensation expense relating to the OPP will not differ materially from the estimate provided above.
ABOUT BXP
BXP, Inc. (NYSE: BXP) is the largest publicly traded developer, owner, and manager of premier workplaces in the United States, concentrated in six dynamic gateway markets - Boston, Los Angeles, New York, San Francisco, Seattle, and Washington, DC. BXP has delivered places that power progress for our clients and communities for more than 55 years. BXP is a fully integrated real estate company, organized as a real estate investment trust (REIT). As of September 30, 2025, including properties owned by unconsolidated joint ventures, BXP’s portfolio totaled 54.6 million square feet and 187 properties, including eight properties under construction/redevelopment. For more information about BXP, please visit our website or follow us on LinkedIn or Instagram.

AT BXP

Helen Han
Vice President, Investor Relations
hhan@bxp.com